EXHIBIT 99.1

AutoZone 2nd Quarter Same Store Sales Increase 3.6%; EPS Increases 14.2% to $7.43

MEMPHIS, Tenn., March 01, 2016 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.3 billion for its second quarter (12 weeks) ended February 13, 2016, an increase of 5.3% from the second quarter of fiscal 2015 (12 weeks).  Domestic same store sales, or sales for stores open at least one year, increased 3.6% for the quarter.

Net income for the quarter increased 8.0% over the same period last year to $228.6 million, while diluted earnings per share increased 14.2% to $7.43 per share from $6.51 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 52.7% (versus 52.2% for last year’s quarter).  The improvement in gross margin was attributable to higher merchandise margins, partially offset by higher supply chain costs associated with current year inventory initiatives (-21 bps).  Operating expenses, as a percentage of sales, were 35.8% (versus 35.4% last year).  The increase in operating expenses, as a percentage of sales, was primarily due to a favorable credit card litigation settlement recognized during last year’s quarter (-25 bps), and higher domestic store payroll (-13 bps).

Under its share repurchase program, AutoZone repurchased 197 thousand shares of its common stock for $150 million during the second quarter, at an average price of $761 per share.  At the end of the second quarter, the Company had $548 million remaining under its current share repurchase authorization.

The Company’s inventory increased 3.9% over the same period last year, driven primarily by new store openings over the last twelve months.  Inventory per location was $633 thousand versus $631 thousand last year and $624 thousand last quarter.  Net inventory, defined as merchandise inventories less accounts payable, on a per location basis was a negative $57 thousand versus negative $47 thousand last year and negative $66 thousand last quarter.

“We would like to thank our entire organization for delivering another quarter of solid results: our thirty-eighth consecutive quarter of double digit earnings per share growth.  Our strong culture of providing exceptional customer service continues to be a key point of differentiation.  During the quarter, we continued implementation of our inventory availability initiatives.  At the end of the quarter, we have expanded our increased frequency of distribution center deliveries initiative to 1,300 domestic AutoZone stores and expect by the end of the fiscal year to be servicing approximately 2,000 of our over 5,000 domestic AutoZone stores.  We also plan to open approximately five additional Mega Hubs by the end of the fiscal year.  Our results to date continue to meet or exceed our expectations, further confirming our new inventory deployment strategy.  While we continue to strategically invest in our business in order to support our growth, we remain committed to our disciplined approach to growing operating earnings and utilizing our capital effectively,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended February 13, 2016, AutoZone opened 30 new stores and relocated two stores in the U.S., opened nine new stores in Mexico, and opened two new IMC branches.  As of February 13, 2016, the Company had 5,193 stores in 50 states in the U.S., the District of Columbia and Puerto Rico, 451 stores in Mexico, 24 IMC branches, and eight stores in Brazil for a total count of 5,676.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  IMC branches carry an extensive line of original equipment quality import replacement parts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com and www.imcparts.net.  AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, March 1, 2016, beginning at 10:00 a.m. (EST) to discuss its second quarter results.  Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls.”  The call will also be available by dialing (210) 839-8923.  A replay of the call and slides will be available on AutoZone’s website.  In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, March 8, 2016, at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”).  These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases.  The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP.  Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables.  The Company believes this is important information for the management of its debt levels and share repurchases.  We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; the compromising of the confidentiality, availability or integrity of information, including cyber security attacks; and changes in laws or regulations. Certain of these risks are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of this Annual Report on Form 10-K for the year ended August 29, 2015, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 2nd Quarter Highlights - Fiscal 2016

Condensed Consolidated Statements of Operations
2nd Quarter, FY2016
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	February 13, 2016	February 14, 2015

Net sales	$2,257,192	$2,143,651
Cost of sales	1,066,596	1,023,618
Gross profit	1,190,596	1,120,033
Operating, SG&A expenses	807,936	758,764
Operating profit (EBIT)	382,660	361,269
Interest expense, net	32,832	34,536
Income before taxes	349,828	326,733
Income taxes	121,215	115,010
Net income	$228,613	$211,723
Net income per share:
Basic	$7.58	$6.64
Diluted	$7.43	$6.51
Weighted average shares outstanding:
Basic	30,170	31,903
Diluted	30,778	32,540

Year-To-Date 2nd Quarter, FY2016
(in thousands, except per share data)	GAAP Results
	24 Weeks Ended	24 Weeks Ended
	February 13, 2016	February 14, 2015

Net sales	$4,643,235	$4,403,916
Cost of sales	2,199,705	2,107,222
Gross profit	2,443,530	2,296,694
Operating, SG&A expenses	1,622,875	1,526,863
Operating profit (EBIT)	820,655	769,831
Interest expense, net	67,842	71,596
Income before taxes	752,813	698,235
Income taxes	266,088	248,202
Net income	$486,725	$450,033
Net income per share:
Basic	$16.05	$14.06
Diluted	$15.72	$13.78
Weighted average shares outstanding:
Basic	30,334	32,018
Diluted	30,958	32,651

Selected Balance Sheet Information
(in thousands)
	February 13, 2016	February 14, 2015	August 29, 2015

Cash and cash equivalents	$207,958	$151,539	$175,309
Merchandise inventories	3,590,687	3,456,812	3,421,635
Current assets	4,209,813	3,913,863	3,970,294
Property and equipment, net	3,544,882	3,376,480	3,505,632
Total assets (1)	8,366,414	7,931,430	8,102,349
Accounts payable	3,912,107	3,716,519	3,864,168
Current liabilities (2)	4,994,661	4,623,323	4,712,873
Total debt (1) (2)	4,845,215	4,429,765	4,624,876
Stockholders' deficit	(1,741,313)	(1,468,679)	(1,701,390)
Working capital	(784,848)	(709,460)	(742,579)

(1) Certain balance sheet reclassifications have been made to the prior periods' financial information in order to conform to the current period's presentation due to the adoption of a new accounting standard at the end of FY15.
(2) Current liabilities and total debt both include short-term borrowings of $457,404 at February 13, 2016; $87,156 at February 14, 2015 and $0 at August 29, 2015. These amounts represent current debt maturities that are in excess of our revolving credit facility available capacity.

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
		February 13, 2016	February 14, 2015
	Net income	$1,196,933	$1,108,860
Add:	Interest	146,685	157,184
	Taxes	660,257	612,940
	EBIT	2,003,875	1,878,984

Add:	Depreciation and amortization	283,943	258,025
	Rent expense	273,804	262,859
	Share-based expense	39,342	38,874
	EBITDAR	$2,600,964	$2,438,742

	Debt (1)	$4,845,215	$4,429,765
	Capital lease obligations	127,468	125,795
	Add: rent x 6	1,642,824	1,577,154
	Adjusted debt	$6,615,507	$6,132,714

	Adjusted debt to EBITDAR	2.5	2.5

	Selected Cash Flow Information
	(in thousands)
		12 Weeks Ended	12 Weeks Ended	24 Weeks Ended	24 Weeks Ended
		February 13, 2016	February 14, 2015	February 13, 2016	February 14, 2015

	Depreciation and amortization	$68,653	$59,867	$134,936	$120,912
	Capital spending	$99,933	$93,759	$186,591	$186,174

	Cash flow before share repurchases:
	Increase in cash and cash equivalents	$42,472	$34,347	$32,649	$27,054
	Subtract increase in debt, excluding deferred financing	90,200	26,200	218,500	104,500
	Add back share repurchases	149,957	26,061	550,057	325,667
	Cash flow before share repurchases and changes in debt	$102,229	$34,208	$364,206	$248,221

	Other Selected Financial Information
	(in thousands, except ROIC)
		February 13, 2016	February 14, 2015

	Cumulative share repurchases ($ since fiscal 1998)	$15,852,243	$14,356,437
	Remaining share repurchase authorization ($)	$547,757	$543,563

	Cumulative share repurchases (shares since fiscal 1998)	139,625	137,495

	Shares outstanding, end of quarter	30,101	31,902

		Trailing 4 Quarters
		February 13, 2016	February 14, 2015
	Net income	$1,196,933	$1,108,860
	Adjustments:
	Interest expense	146,685	157,184
	Rent expense	273,804	262,859
	Tax effect*	(149,694)	(149,535)
	After-tax return	1,467,728	1,379,368

	Average debt**(1)	4,632,858	4,362,118
	Average stockholders' deficit**	(1,666,550)	(1,654,368)
	Add: Rent x 6	1,642,824	1,577,154
	Average capital lease obligations**	127,339	116,747
	Pre-tax invested capital	$4,736,471	$4,401,651

	Return on Invested Capital (ROIC)	31.0%	31.3%

(1) Certain balance sheet reclassifications have been made to the prior periods' financial information in order to conform to the current period's presentation due to the adoption of a new accounting standard at the end of FY15.
*Effective tax rate over trailing four quarters ended February 13, 2016 is 35.6% and February 14, 2015 is 35.6%.
**All averages are computed based on trailing 5 quarter balances.

AutoZone's 2nd Quarter Fiscal 2016
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Location Count & Square Footage

	12 Weeks Ended		12 Weeks Ended		24 Weeks Ended	24 Weeks Ended
	February 13, 2016		February 14, 2015		February 13, 2016	February 14, 2015
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	5,163		5,006		5,141	4,984
Stores opened	30		37		52	59
Stores closed	-		1		-	1
Ending domestic stores	5,193		5,042		5,193	5,042

Relocated stores	2		1		3	2

Stores with commercial programs	4,228		3,935		4,228	3,935

Square footage (in thousands)	33,874		32,841		33,874	32,841

AutoZone Mexico stores:
Stores opened	9		5		10	9
Total stores in Mexico	451		411		451	411

AutoZone Brazil stores:
Stores opened	-		-		1	-
Total stores in Brazil	8		5		8	5

Total AutoZone stores	5,652		5,458		5,652	5,458
Square footage (in thousands)	37,255		35,891		37,255	35,891
Square footage per store	6,591		6,576		6,591	6,576

IMC branches:
Branches opened	2		1		4	1
Branches acquired	-		-		-	17
Total IMC branches	24		18		24	18

Total locations chainwide	5,676		5,476		5,676	5,476

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone stores (Domestic, Mexico and Brazil)	February 13, 2016		February 14, 2015		February 13, 2016	February 14, 2015
Sales per average store	$379		$372		$1,780	$1,753
Sales per average square foot	$58		$57		$270	$267

Total Auto Parts (Domestic, Mexico, Brazil, and IMC)
Total auto parts sales	$2,170,986		$2,059,711		$10,058,938	$9,440,251
% Increase vs. LY	5.4%		7.6%		6.6%	4.3%

Domestic Commercial (Excludes IMC)
Total domestic commercial sales	$402,014		$372,247		$1,891,127	$1,706,096
% Increase vs. LY	8.0%		14.5%		10.8%	11.0%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$86,206		$83,940		$367,721	$354,906
% Increase vs. LY	2.7%		9.2%		3.6%	4.9%

	12 Weeks Ended		12 Weeks Ended		24 Weeks Ended	24 Weeks Ended
	February 13, 2016		February 14, 2015		February 13, 2016	February 14, 2015
Domestic same store sales	3.6%		3.6%		3.6%	4.1%

Inventory Statistics (Total Locations)
	as of		as of
	February 13, 2016		February 14, 2015
Accounts payable/inventory	109.0%		107.5%

($ in thousands)
Inventory	$3,590,687		$3,456,812
Inventory per location	$633		$631
Net inventory (net of payables)	$(321,420)		$(259,707)
Net inventory / per location	$(57)		$(47)

	Trailing 5 Quarters
	February 13, 2016		February 14, 2015
Inventory turns	1.4	x	1.5	x

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (866) 966-3017, ray.pohlman@autozone.com